MANUFACTURING AGREEMENT

THIS MANUFACTURING AGREEMENT is made and entered into as of this 21 day of October, 2015, by and between HAVIS, INC., a corporation formed and existing under the laws of the Commonwealth of Pennsylvania, with its principal place of business at 75 Jacksonville Road, Warminster, Pennsylvania 18974 (hereinafter referred to as “Havis”), and UAS DRONE CORP., a corporation formed and existing under the laws of the State of Delaware, with a principal place of business at 420 Royal Palm Way, Palm Beach, Florida  33480 (hereinafter referred to as “UAS”).

ARTICLE 1 RECITALS

THIS AGREEMENT is made with reference to and based upon the following facts and understandings:

1.1

Havis is engaged, among other things, in the business of manufacturing, distributing within the United States and exporting throughout the world certain equipment for use by police departments and law enforcement agencies.

1.2

UAS is engaged in the design and marketing of unmanned aerial vehicles.

1.3

Havis and UAS are desirous of entering into a business relationship with each other whereby during the "Term" (as defined elsewhere herein) of this Agreement, Havis shall manufacture certain unmanned aerial vehicles to be purchased by UAS pursuant to this agreement and then to be marketed and distributed pursuant to a Distribution Agreement entered this date (a copy of which is attached hereto and made a part hereof, hereinafter the “Distribution Agreement”), and which are defined therein and referred to in this Agreement as “Commercial Systems”.

NOW, THEREFORE, in consideration of the mutually valuable promises, representations, warranties, conditions and restrictions contained herein or referred to herein either as recitals or attachments hereto, the parties hereto hereby agree as follows:

ARTICLE 2 MANUFACTURING SERVICES

2.1

Work. UAS hereby engages Havis to perform the work (hereinafter “Work”). “Work” shall mean to assist in design and engineering, procure appropriate materials and to manufacture, assemble, and test unmanned aerial vehicles (hereinafter “Commercial Systems”) pursuant to detailed written Specifications. Except as otherwise agreed to in writing by UAS, all Work will be performed at the Havis facility.  The “Specifications” for each Commercial Unit or revision thereof, shall include but are not limited to bill of materials, designs, schematics, assembly drawings, process documentation, test specifications, current revision number, and approved vendor list. The Specifications shall be provided by UAS and UAS represents and warrants that the Specifications shall comply with all applicable statutes and regulations promulgated by any federal, state or local entity, including without limitation, the U.S. Department of Homeland Security and the Federal Aviation Administration.  The Specifications are incorporated herein by reference as Exhibit 1. In case of any conflict between the Specifications and this Agreement, this Agreement shall prevail.

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(a)

UAS shall assist manufacturing in all reasonable manners, and shall locate a research and development technician at Havis’ facility for reasonable periods of time subject to the mutual agreement of the parties.

(b)

All Commercial Systems shall be branded under the trade name Havis.

(c)

Havis shall be responsible for the development and manufacturing of all vehicle mounting equipment, which Havis may sell directly to any third party or other end user provided such unit is not manufactured as part of the drone platform.

2.2

Engineering Changes. UAS may request that Havis incorporate engineering changes into the Commercial Systems by providing Havis with a description of the proposed engineering change sufficient to permit Havis to evaluate its feasibility and cost. Havis will proceed with engineering changes when the parties have agreed upon the changes to the Specifications, delivery schedule and Commercial Systems pricing and UAS has agreed to the implementation costs.

2.3

Tooling. Havis shall be responsible for or obtain product-specific tooling, machinery and other capital expenses and shall be the exclusive owner of all such tooling,  machinery, equipment, and/or other capital assets.

2.4

Exclusivity. Provided Havis is not in breach of this Agreement, UAS shall not contract with any other person or entity to manufacture Commercial Systems.  Provided that UAS is not in breach of this Agreement, Havis shall not contract with any other person or entity to manufacture for them commercial drone systems.

2.5

Term. Unless terminated earlier as provided elsewhere herein, the Term of this Agreement shall be for a period of five (5) years, commencing on October 21, 2015, and ending on October 31 2020. Thereafter, the Term shall be automatically extended for successive three (3) year terms (hereinafter referred to as the “Additional Term(s)”), unless either party hereto elects not to extend the Term or any Additional Term. Such election not to extend the Term or any Additional Term shall be a right of each party hereto and neither party hereto shall be obligated to extend the Term or any Additional Term. In the event either party hereto elects not to extend the Term or any Additional Term, it shall give the other party a written notice thereof at least 120 days prior to the end of the Term or the then-current Additional Term.

2.6

Independent Contractor. The relationship between the parties hereto to be established pursuant to this Agreement shall not be that of a principal and an agent; it shall be that of a seller and buyer and of a manufacturer and its UAS.  Consequently, Havis shall not conclude or make any promise, agreement, representation, warranty or commitment to any third party which binds, obligates or otherwise exposes UAS to any third party in any manner not permitted hereunder, nor shall Havis otherwise act in the name of or on the behalf of UAS, except as expressly or implicitly permitted herein or in writing by an officer of UAS.

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ARTICLE 3 FORECASTS; ORDERS; FEES; PAYMENT

3.1

Forecast.  Havis will manufacture Commercial Systems in quantities and time frames mutually agreed upon by the parties.

UAS shall provide Havis, on a monthly basis, a rolling forecast indicating UAS’s monthly Commercial Systems requirements (each, a “Forecast”). The first three (3) months of each Forecast will constitute UAS’s written purchase order for all Work to be completed within the first three (3) month period. Havis will stock common components in quantities which are consistent with the Forecasts. Such purchase orders will be issued in accordance with Section 3.2 below.

3.2

Purchase Orders. UAS may use its standard purchase order form for any notice provided for hereunder; provided that all purchase orders must reference this Agreement and the applicable Specifications. The parties agree that the terms and conditions contained in this Agreement shall prevail over any terms and conditions of any such purchase order, acknowledgment form or other instrument.   Havis will provide UAS with production and delivery dates at the time of order.

3.3

Purchase Order Acceptance. Purchase orders shall be deemed accepted upon receipt by Havis unless Havis provides UAS with written notice of rejection, including specific reasons for such rejection, within ten (10) days of receipt of any purchase order.

3.4

Fees; Changes; Taxes.

(a) Havis will set pricing based on manufacturing and materials costs plus agreed-upon mark up for general and administrative costs, fixed overhead, variable costs, and labor associated with the unit pricing.   The foregoing will be incorporated into a pricing formula that will determine fees at the time of manufacturing.  Havis and UAS will review manufacturing overhead costs and labor rates on an annual basis.  The fees will be indicated on the purchase orders issued by UAS and accepted by Havis.

(b) The fees will be reviewed periodically by the parties. Any changes and timing of changes shall be agreed by the parties, such agreement not to be unreasonably withheld or delayed. By way of example only, the fees may be increased if the market price of fuels, materials, equipment, labor and other Commercial Systems costs increase beyond normal variations in pricing.

(c) All fees are exclusive of federal state and-local excise, sales, use, VAT, and-similar-transfer taxes, and any duties, and UAS shall be responsible for all such items. This subsection (d) does not apply to taxes on Havis’s net income.

3.5

Payment.  UAS agrees to pay all properly and accurately prepared invoices in U.S. Dollars within thirty (30) days of the date of the invoice at the time of delivery.

3.6

Late Payment. UAS agrees to pay interest calculated at the rate of one and one-half percent (1.5%) per month or the maximum rate permitted by law, whichever is less, on all late payments. Furthermore, if UAS is late with payments, or Havis has reasonable cause to believe UAS may

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not be able to pay, Havis may (a) stop all Work under this Agreement until assurances of payment satisfactory to Havis are received or payment is received; (b) demand prepayment for purchase orders; (c) delay shipments; and (d) to the extent that Havis’s personnel cannot be reassigned to other billable work during such stoppage and/or in the event restart cost are incurred, invoice UAS for additional fees before the Work can resume. UAS agrees to provide all necessary financial information required by Havis from time to time in order to make a proper assessment of the creditworthiness of UAS.

ARTICLE 4 SHIPMENTS, SCHEDULE CHANGE, CANCELLATION, STORAGE

4.1

Warehousing, Shipments.

(a)

Havis will warehouse and inventory Commercial Systems pending sale to UAS.

i.

The parties contemplate that they may enter a separate agreement whereby UAS may contract with Havis to warehouse and inventory Commercial Systems pending sale to end users; provided however, risk of loss and title shall pass to UAS upon sale to UAS by Havis.

(b)

Absent a separate agreement for Havis to warehouse and inventory Commercial Systems after sale to UAS, all Commercial Systems delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in accordance with the Specifications and marked for shipment to UAS’s (or its UAS’s) destination as specified in the applicable purchase order.  Risk of loss and title will pass to UAS. All freight, insurance and other shipping expenses, as well as any special packing expenses not included in the original quotation for the Commercial Systems, will be paid by UAS. Havis shall use commercially reasonable efforts to deliver the Commercial Systems on the agreed-upon delivery dates and notify UAS of any anticipated delays. For the avoidance of doubt, UAS will be responsible for any Commercial Systems that Havis manufactures under the then-current purchase orders and Forecast and ships to UAS in accordance with the provisions of this Section, whether or not UAS (or its designated freight carrier) actually takes physical possession of such Commercial Systems. UAS’s responsibility will include reimbursing Havis for any reasonable costs or fees that Havis necessarily occurs to protect such Commercial Systems from loss, theft or damage.

4.2

Cancellation of Orders and UAS Responsibility for Inventory.

(a) UAS may not cancel all or any portion of an accepted purchase order without Havis’s prior written approval, which, in its sole discretion, may or may not be granted.

ARTICLE 5 COMMERCIAL SYSTEMS ACCEPTANCE AND EXPRESS LIMITED WARRANTY

5.1

Commercial Systems Acceptance. The Commercial Systems delivered by Havis will be inspected and tested as required by UAS within fifteen (15) days of receipt at the “ship to” location on the applicable purchase order. If Commercial Systems do not comply with the

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express limited warranty set forth in Section 5.2 below, UAS has the right to reject such Commercial Systems during such fifteen (15) day period. Commercial Systems not rejected during such fifteen (15) day period will be deemed accepted; provided, that acceptance of the Commercial Systems does not diminish in any way UAS’s rights or remedies under Section 5.2. UAS may return defective Commercial Systems, freight collect, after obtaining a return material authorization number from Havis to be displayed on the shipping container and completing a failure report. Rejected Commercial Systems will be promptly repaired or replaced, at Havis’ option, and returned freight pre-paid. UAS shall bear the risk of loss or damage to, as well as all shipping costs and expenses associated with, rejected Commercial Systems that have been returned to Havis, but for which no defect is found.

5.2

Express Limited Warranties.

(a)

Warranty.  Havis warrants to UAS that all Commercial Systems manufactured by Havis will be free from defects in material and workmanship under normal use and service. Items not covered include damage from intentional acts, fire, acts of God (hurricanes, etc.) loss, theft, cosmetic wear not affecting functionality, and modification by anyone other than an authorized Havis representative.  This warranty does not guarantee forward compatibility for any Havis product sold. The above is subject to the terms and conditions set out below (this warranty is hereinafter described as the "Warranty"). For all other products and components supplied and/or distributed by Havis ("Components"), Havis will pass through all applicable warranties directly to UAS whenever the manufacturer of such Components permits. Havis provides no direct Warranty with respect to Components.

(b)

Length of Warranty.  Havis will be obligated to honor the Warranty only if UAS informs Havis of UAS's problem with a Commercial System during three (3) years from the date of purchase (the"term") of the Commercial System.

(c)

Sole Remedy.  Havis' sole liability for any breach of the Warranty will be to: (I) replace or repair any defective and/or non-functioning portion of the Commercial Systems; or (II) if in Havis' sole discretion the above remedy is impractical, to refund the fees paid for the defective products. Prior to receiving a replacement or refund of any products, UAS must return to Havis the defective products.

(d)

WARRANTY DISCLAIMERS.  EXCEPT FOR THE WARRANTIES EXPRESSLY SET FORTH HEREIN, WHICH ARE LIMITED WARRANTIES AND THE ONLY WARRANTIES MADE BY HAVIS, THE COMMERCIAL SYSTEMS AND COMPONENTS ARE PROVIDED STRICTLY "AS IS," AND HAVIS MAKES NO ADDITIONAL WARRANTIES, EXPRESS, IMPLIED, ARISING FROM COURSE OF DEALING OR USAGE OF TRADE, OR STATUTORY, AS TO THE COMMERCIAL SYSTEMS AND COMPONENTS PROVIDED HEREUNDER.

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IN PARTICULAR, ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE, SATISFACTORY QUALITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED.

(e)

Terms and conditions.  Damage due to abuse, accident, mishandling, misuse, modification, or misapplication, cancels all of Havis's obligations under the Warranty. Repair of any Commercial System by any party other than Havis will invalidate the Warranty.

(f)

Shipping Requirements.  Upon notifying Havis of a Warranty related claim, Havis will, if appropriate, provide a return material authorization number ("RMA"), for the return of the Commercial System. If supplied to UAS, UAS will complete the RMA and return it to Havis along with the defective Commercial System, transportation and insurance costs prepaid. Havis is not responsible for loss or damage, which may occur in transit. Havis will ship the repaired or replaced Commercial System to the source by UPS Ground unless the UAS provides additional payment to offset express shipment charges. All Commercial System must be shipped in their original shipping containers or other solid and durable shipping container. Failure to return the defective Commercial System to Havis or to otherwise follow these procedures will invalidate the Warranty.

(g)

Additional terms.  The agents, dealers and employees of Havis are not authorized to make modifications to this Warranty, or additional warranties binding on Havis about or for Commercial Systems. Additional statements, whether oral or written, except signed written statements from an officer of Havis, do not constitute warranties and should not be relied upon.

(h)

Regardless of any other agreement between the UAS and Havis this Havis Limited Warranty will be governed and controlled in all respects by the laws of the State of Pennsylvania, including interpretation, enforceability, validity and construction, without regard to any conflict of law provisions.

(i)

No assignment of the Warranty or of any right or obligation under the Warranty will be made by UAS without the prior consent of Havis. Any assignment of the Warranty without such permission will invalidate the Warranty. Failure to provide proof of purchase to Havis upon request will invalidate the Warranty.

ARTICLE 6 INTELLECTUAL PROPERTY LICENSES

6.1

Licenses. With respect to intellectual property owned by UAS prior to the date of this Agreement, UAS hereby grants Havis and its Affiliates a non-exclusive, non-transferable license, during the term of this Agreement, without right to sublicense, under UAS’s patents, trade secrets and other intellectual property, solely for the purpose of performing its obligations pursuant to this Agreement for UAS and solely to the extent necessary for such purpose. Any intellectual property developed jointly by the parties and/or arising from the collaboration of the parties

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pursuant to this Agreement, the July 31, 2015 Letter of Intent, and/or the October 21, 2015 Distribution Agreement shall be owned jointly by Havis and UAS.

6.2

No Other Licenses. Except as otherwise specifically provided in this Agreement, each party acknowledges and agrees that no licenses or rights under any of the intellectual property rights of the other party are granted or intended to be granted to such other party.

6.3

Indemnification.  Unless the parties agree in writing otherwise, the indemnification provisions of Section 3.11 of the Distribution Agreement shall govern herein.

6.4

Confidentiality.  Havis and UAS each acknowledge that in the course of performing their respective obligations under this Agreement, they and their employees, agents or consultants may be supplied with or obtain confidential and proprietary material and information concerning the other's business, including, without limitation, information concerning pricing, marketing, customers and suppliers. All such information (except for information already in the public domain or documented in the files of the non-disclosing party at the time of disclosure, or which subsequently becomes available to the public without any breach of this Section, and except for disclosures permitted in this Agreement) shall be held in strictest confidence and may not be disclosed to any third party without the prior written consent of the party to which such information belongs. Each party will take reasonable precautions including, without limitation, all precautions it takes to protect its own confidential information, to prevent any disclosure of the other's confidential information in violation of this Section. Each party may, after prior written notice to the other, disclose information on an "as needed" basis to any third party when necessary to perform its obligations hereunder, and to its lenders, accountants or lawyers; provided, however, that prior to such disclosure each person to whom disclosure will be made agrees in writing to maintain the confidentiality of such information. The obligations of each party under this Section shall survive the termination by any party of this Agreement. Havis and UAS agree that in the event of a breach of the obligations imposed by this Section, damages may not be an adequate remedy and either party shall be entitled to injunctive relief to restrain any such breach, threatened or actual.

ARTICLE 7 TERMINATION

7.1

Reasons for Termination. This Agreement may be terminated as follows:

A.

Upon delivery of notice of termination of this Agreement as provided in Section 2.5 hereof;

B.

At any time upon mutual consent in writing;

C.

Upon notice by either party in the event of a breach (other than a breach or event included within subsections D or E below) by the other party of its obligations under this Agreement which remains uncorrected for sixty (60) days after written notice of such breach is given to the breaching party;

D.

By either party upon written notice of any proceeding in bankruptcy, reorganization, receivership, trusteeship or any other proceeding under law for the relief of debtors, shall be instituted respecting the other party or if the party shall have made an

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assignment in writing its inability to pay its debts generally as they become due or if the other party ceases to function as a going concern or fails to conduct its operations in the normal course of business;

E.

By either party upon the liquidation, termination or dissolution of the other party.

7.2

Rights and Obligations Upon Termination.

A.

Upon termination, all rights granted to Havis under or pursuant to this Agreement shall immediately cease, except as otherwise specifically provided in this Section 7.2, and the provisions which are expressed to survive this Agreement or to apply notwithstanding termination hereof shall be strictly observed by Havis.

B.

Upon termination of this Agreement, UAS shall honor all orders received and accepted by Havis prior to termination.

C.

Upon termination, Havis shall remove all signs and cease using all advertising materials relating to any of the Commercial System or to UAS and shall cease all conduct which might cause anyone to believe that Havis is authorized to sell the Commercial System.

7.3

Codependent with Distribution Agreement.  Any valid termination of this Agreement shall also terminate the Distribution Agreement, unless both parties agree in writing that the Distribution Agreement continues in full force and effect.

ARTICLE 8 MISCELLANEOUS

8.1

Force Majeure. No party to this Agreement shall be liable in any manner whatsoever for its failure to perform its obligations under this Agreement due to events beyond its reasonable control, including, but not limited to, strikes, lockouts, disagreements between management and labor, riots, wars, fire, acts of God, inability to obtain raw materials or transportation facilities, breakage of machinery or apparatus, acts in compliance with any law, regulation or order (whether valid or invalid) of the United States of America or any state thereof or any other governmental body or instrumentality thereof, vis major or any such other cause or causes. The party affected by any such condition shall use every reasonable effort to eliminate or correct the cause preventing performance and to resume performance hereunder as soon as possible.

8.2

Captions. All captions are inserted in this Agreement for convenience and shall not be utilized in construing this Agreement.

8.3

Notices.

A.

All notices, consents, demands or other communications required or permitted to be given pursuant to or in connection with this Agreement shall be in writing and shall be deemed sufficiently given when delivered personally, telexed, telecopied or cabled to the appropriate location or number specified below, or ten (10) business days after mailing if mailed, postage prepaid, registered or certified airmail, addressed as follows:

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HAVIS:

Havis Inc.

75 Jacksonville Road

Warminster, PA 18974

Copy to:

Timoney Knox, LLP

Attn: Michael O'Hara Peale, Jr., Esq.

400 Maryland Drive

Fort Washington, PA 19034

Fax: (215) 646-0379

UAS:

UAS Drone Corp.

420 Royal Palm Way

Palm Beach, FL  33480

Copy to:

Branden Burningham, Esq

455 East 500 South, Suite 205

Salt Lake City, Utah  84111

Phone:  801-363-7411

Fax:  801-355-7126

www.burninglaw.com

Any party may change its address or number by notifying the others in writing thereof.

8.4

Savings Clause. If any term or provisions of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, then the remainder of this Agreement or the application of such term or provision to persons or circumstances, other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

8.5

Counterparts and Multiples. This Agreement may be executed in one or more counterparts, each of which, when executed and delivered, shall be deemed an original, and all such counterparts, when taken together, shall constitute but one and the same instrument.

8.6

Governing Law. This Agreement shall be governed by and enforced in accordance with the substantive and procedural law of the Commonwealth of Pennsylvania.

8.7

Arbitration.  Any controversy or claim arising out of this Agreement shall be decided finally by a panel of three arbitrators in an arbitration proceeding conducted in accordance with the rules of commercial arbitration of the American Arbitration Association. The arbitrators shall be appointed as follows: one by Havis, one by UAS, and the third by the first two arbitrators, or if they cannot agree, then a third arbitrator shall be appointed by the American Arbitration Association. The third arbitrator shall serve as the chairman of the panel and shall be neutral and unbiased. Any hearing shall take place in Bucks County, Pennsylvania. The decision of a majority of the arbitrators shall be final and conclusively binding upon the parties and shall be nonappealable, except in accordance with the foregoing rules. Judgment upon the award of the arbitrators may be entered in any court of competent jurisdiction. Each party shall bear the fees and expenses of its arbitrator, counsel and witnesses, and the parties shall share equally the fees

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and expenses of the third arbitrator. The costs of the arbitration proceeding shall be as determined in the award of the arbitrators, or in the absence thereof, shared equally by the parties.

8.8

Waivers and Modifications. No waiver shall be deemed to be made by any party hereto or of any of the rights of a party hereto unless the same shall be in writing, and this Agreement shall not be changed or modified in any respect, except by a writing signed by the parties hereto.

8.9

Waiver of Breach. Any waiver by either party hereto of the breach of any of the terms of this Agreement by the other party hereto shall not operate as or be construed as a waiver of any subsequent breach.

8.10

Entire Understanding. This Agreement, together with all agreements, documents and other instruments attached or to be attached hereto, sets forth the entire understanding between the parties hereto with regard to the subject matter of this Agreement, there being no terms, conditions, warranties or representations other than those contained herein or attached hereto.

8.11

Survival. All representations, warranties, covenants, conditions and agreements, whether expressed herein or as a part of the recitals hereto or as part of the attachments hereto, of the parties hereto contained in this Agreement shall survive execution of this Agreement.

8.12

Conflict. In the event any of the express terms and conditions of this Agreement conflict with those of any of the attachments hereto, those of this Agreement shall prevail and be deemed controlling, unless otherwise provided herein.

8.13

Implementation. Each of the parties hereto mutually agree and covenant to promptly execute and deliver, or cause to be executed and delivered, to the other party, such documents or instruments, in addition to those required by this Agreement, as the other party may reasonably deem necessary or desirable to carry out or implement any provision of this Agreement.

8.14

Assignment. Neither party shall assign its rights or duties under this Agreement to any other person, except to a purchaser of substantially all of its assets.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and at the place indicated hereinbelow.

ATTEST:

HAVIS INC.

By:_/s/ Chris Bernert_______________________

By:/s/Joseph P. Bernert______________

    Secretary

     Joseph P. Bernert, President

On:  _____________________________

At:   _____________________________

UAS DRONE CORP.

By:_/s/David Sweeney______________________

By:/s/Christopher Nelson_____________

    Secretary

     Christopher Nelson, Director

On:  _____________________________

At:   _____________________________

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